Exhibit 3.59.2

STATE OF DELAWARE

CERTIFICATE OF MERGER

MERGING

PROVIDENT SENIOR LIVING TRUST

INTO

VTRP MERGER SUB, LLC

June 7, 2005

Pursuant to Title 6, Section 18209 of the Delaware Limited Liability Company Act

First:                      The name and jurisdiction of organization of each of the constituent entities in the merger is as follows:

Name	Jurisdiction of Organization or Formation

Provident Senior Living Trust	Maryland

VTRP Merger Sub, LLC	Delaware

Second:                  An agreement of merger has been approved and executed by each of VTRP Merger Sub, LLC and Provident Senior Living Trust.

Third:                    The name of the surviving limited liability company is VTRP Merger Sub, LLC.

Fourth:                  The Certificate of Formation of VTRP Merger Sub, LLC is hereby amended to change the name of the surviving limited liability company to be Ventas Provident, L.L.C.

Fifth:                      The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving limited liability company.  The address of the principal place of business of the surviving limited liability company is c/o Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, KY 40223.

Sixth:                     A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request and without cost, to any stockholder or member of any constituent entity.

IN WITNESS WHEREOF, said domestic limited liability company has caused this certificate to be signed by the below named authorized person this date first written above.

VTRP MERGER SUB, LLC

[Delaware Certificate of Merger Signature Page]